SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                         FORM 15


    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION ON DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

             COMMISSION FILE NUMBER 0-22386

                      REDMAN INDUSTRIES, INC.
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   2550 WALNUT HILL LANE, SUITE 200, DALLAS, TEXAS, 75229, (214) 353-3600 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                       REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  COMMON STOCK, $.01 PAR VALUE
   (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                          NONE
 (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
    UNDER SECTION 13(A) OR 15(D) REMAINS)

    PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

    RULE 12G-4(A)(1)(I)  (X)                 RULE 12H-3(B)(1)(I) (X)
    RULE 12G-4(A)(1)(II) ( )                 RULE 12H-3(B)(1)(II)( )
    RULE 12G-4(A)(2)(I)  ( )                 RULE 12H-3(B)(2)(I) ( )
    RULE 12G-4(A)(2)(II) ( )                 RULE 12H-3(B)(2)(II)( )
                                             RULE 15D-6          ( )

    APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
    DATE:  1
    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 REDMAN INDUSTRIES, INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

    DATE:     OCTOBER 24, 1996              BY:   /S/ ROBERT M. LINTON
                                            NAME:     ROBERT M. LINTON
                                            TITLE:    PRESIDENT

    INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15,
    ONE OF WHICH SHALL BE MANUALLY SIGNED.  IT MAY BE SIGNED BY AN OFFICER
    OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON.
    THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.